Filed Pursuant to Rule 424(b)(3)
Registration No. 333-208751

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 15 DATED MARCH 1, 2017
TO THE PROSPECTUS DATED JULY 12, 2016

This document supplements, and should be read in conjunction with, our prospectus dated July 12, 2016, as supplemented by Supplement No. 11 dated December 22, 2016, Supplement No. 12 dated January 12, 2017, Supplement No.13 dated February 1, 2017 and Supplement No. 14 dated February 17, 2017. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to:

•	disclose our daily net asset value per share for our Class A, Class I and Class T shares for the month of February 2017
Historical NAV per Share
The following table sets forth the net asset value, or NAV, per share for the Class A, Class I and Class T shares of our common stock on each business day for the month of February 2017:

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share
February 1, 2017	$13.34	$13.44	$13.26
February 2, 2017	$13.35	$13.45	$13.28
February 3, 2017	$13.36	$13.46	$13.28
February 6, 2017	$13.36	$13.46	$13.28
February 7, 2017	$13.35	$13.46	$13.28
February 8, 2017	$13.36	$13.46	$13.28
February 9, 2017	$13.36	$13.47	$13.36
February 10, 2017	$13.37	$13.47	$13.37
February 13, 2017	$13.37	$13.47	$13.37
February 14, 2017	$13.37	$13.47	$13.37
February 15, 2017	$13.36	$13.47	$13.36
February 16, 2017	$13.37	$13.47	$13.37
February 17, 2017	$13.37	$13.48	$13.37
February 21, 2017	$13.39	$13.49	$13.39
February 22, 2017	$13.39	$13.49	$13.39
February 23, 2017	$13.39	$13.49	$13.39
February 24, 2017	$13.40	$13.50	$13.40
February 27, 2017	$13.40	$13.50	$13.40
February 28, 2017	$13.40	$13.50	$13.40
Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.
Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website.